PRESS RELEASE

FOR IMMEDIATE RELEASE

July 28, 2006
Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS FLAT SALES AND
SECOND QUARTER NET LOSS

PRYOR, OKLAHOMA (July 28, 2006) – Orchids Paper Products Company (AMEX:TIS) today reported net sales in the second quarter of 2006 of $13,675,000, level with $13,681,000 of net sales reported for the second quarter of 2005. Slightly lower shipment levels were offset by higher net selling prices. For the six months ended June 30, 2006, net sales totaled $27,774,000, an increase of $1,551,000, or 6% over the prior year period. Higher net selling prices and increased shipment levels resulted in the higher net sales.

Net loss for the second quarter was $293,000, or $.05 per share, a decrease of $407,000 when compared with net income of $114,000, or $.04 per diluted share, in the same period of 2005. The net loss for the six months ended June 30, 2006, was $111,000, or $.02 per share, compared with net income of $459,000 or $0.15 per diluted share in the same period in 2005.

The Company completed a three-for-two split of its common stock on July 21, 2006. All common and per share amounts have been restated to reflect the three-for-two split.

Gross profit for the 2006 quarter was $1,006,000, a decrease of 49% when compared with a gross profit of $1,981,000 in the prior year quarter. A higher cost of internally produced parent rolls and, to a lesser extent, a higher quantity of purchased parent rolls consumed, higher packaging costs and higher converting labor costs were the main reasons for the decline in gross profit. The cost of internally produced parent rolls increased primarily due to higher waste paper costs, which were the result of mix and yield issues associated with the start-up phase of the new paper machine, and higher direct labor costs. Gross profit for the six months ended June 30, 2006, was $2,569,000, a decrease of $1,229,000, or 32%, compared to the same period in 2005. The reasons for the decrease in gross profit for the year-to-date period are the higher cost of internally produced parent rolls, higher usage of purchased parent rolls, higher packaging costs and higher converting labor costs.

Selling, general and administrative expenses in the second quarter of 2006 totaled $1,281,000, an increase of $73,000, or 6%, when compared with selling, general and administrative expenses of $1,208,000 in the second quarter of 2005. Increased spending due to public company costs were largely offset by lower stock-based compensation expense and broker commissions. For the six months ended June 30, 2006, selling, general and administrative expenses totaled $2,529,000, an increase of $362,000, or 17%, when compared to six months ended June 30, 2005. The increase is primarily comprised of expenses related to being a public company and higher packaging related artwork expenses being partially offset by lower stock-based compensation expense. The Company’s initial public offering was completed in July 2005, and, as such, no public company expenses were incurred in either the three-month or six-month periods ended June 30, 2005.

Interest expense for the second quarter of 2006 totaled $243,000, net of capitalized interest on the new paper machine project of $511,000, compared to interest expense of $373,000 in the same period in 2005. No interest was capitalized in the second quarter of 2005. For the six months ended June 30, 2006, interest expense totaled $290,000, net of capitalized interest of $992,000, a decrease of $453,000 compared to $743,000 of interest expense in the same period in 2005.

The Company’s new paper machine began production in early June. Production from the new paper machine to date has met the Company’s projected start-up curve. As a result of the increased overall paper production, the Company has not purchased any recycled parent rolls since late in the month of June. The total cost of the project is estimated at $33.0 million, excluding capitalized interest of $1.4 million. Cumulative spending on the project totaled $31.2 million, excluding capitalized interest of $1.4 million, at June 30, 2006. The $31.2 million of project expenditures were funded using all of the $15.0 million in net proceeds from the initial public offering on July 14, 2005, borrowings of $13.3 million under the construction loan facility, borrowings under our revolving credit line and available cash. Remaining project costs of approximately $1.8 million are expected to be funded using the construction loan facility, which is capped at $15.0 million, and to the extent necessary, cash from operations.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;

•	the Company’s value proposition;

•	the market opportunity for the Company’s products, including expected demand for its products;

•	the Company’s estimates regarding its capital requirements; and

•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) cost overruns and delays in the startup of its project to expand its paper mill; (4) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (5) availability and price of energy; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper and parent rolls; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10) ability to finance the capital requirements of its business; (11) costs to comply with government regulations; (12) increased expenses and administrative workload associated with being a public company; and (13) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except net selling price per case, tonnage, cost per ton and per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006		2005	2006	2005
Net sales	$13,675		$13,681	$27,774	$26,223
Cost of sales	12,669		11,700	25,205	22,425

Gross profit	1,006		1,981	2,569	3,798
Selling, general and administrative expenses	1,281		1,208	2,529	2,167

Operating income (loss)	(275)		773	40	1,631
Interest expense	243		373	290	743
Other (income) expense, net	(51)		154	(63)	149

Income (loss) before income taxes	(467)		246	(187)	739
Provision (benefit) for income taxes	(174)		132	(76)	280

Net income (loss)	$(293)		$114	$(111)	$459

Net income (loss) per share:
Basic	$(0.05)		$0.04	$(0.02)	$0.15
Diluted	$(0.05)		$0.04	$(0.02)	$0.15
Other Income Statement Data:
Depreciation	$393		$433	$786	$754
Commission expense	$193		$218	$391	$429
Operating Data:
Cases shipped	1,233		1,267	2,486	2,410
Net selling price per case	$11.09		$10.80	$11.17	$10.88
Total paper usage — tons	8,756		8,626	17,974	17,208
Total paper cost per ton	$862		$803	$865	$813
Total paper cost	$7,549		$6,929	$15,540	$13,994
Cash Flow Data:
Cash flow provided by (used in):
Operating activities	$1,260		$1,409	$1,297	$270
Investing activities	$(6,329)		$(1,110)	$(15,105)	$(2,666)
Financing activities	$5,070		$(284)	$13,435	$1,931
Balance Sheet Data:
		As of

	June 30,		December 31,
	2006		2005

Working capital	$(23,913)	(1)	$4,514
Net property, plant and equipment	$55,797		$42,194
Total assets	$66,987		$53,710
Long-term debt, net of current portion	$2,063		$17,002
Total stockholders’ equity	$23,754		$23,712

(1)	Includes $30,031 in outstanding debt under the Company’s amended and restated credit agreement which matures in April 2007.